As filed with the Securities and Exchange Commission on January       , 2010

Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COURIER CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	15 Wellman Avenue North Chelmsford, MA 01863 978-251-6000	04-2502514
(State of Incorporation)	(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

Courier Corporation 1999 Employee Stock Purchase Plan, as amended

(Full Title of the Plan)

James F. Conway III
Chairman, President and Chief Executive Officer

Courier Corporation
15 Wellman Avenue
North Chelmsford, MA 01863
978-251-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:
Robert P. Whalen, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
617-570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. (See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.)

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amounts to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $1.00 per share (3)	300,000 shares	$13.17	$3,951,000	$281.71

(1)         This Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Courier Corporation 1999 Employee Stock Purchase Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Common Stock of Courier Corporation.

(2)         Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Common Stock reported on the Nasdaq Global Select Market on January 15, 2010.

(3)         This Registration Statement also relates to the rights to purchase Series B Junior Participating Preferred Stock of the Registrant which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant’s Shareholders Rights Agreement, dated as of March 18, 2009.  Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock.  Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for Common Stock.

REGISTRATION OF ADDITIONAL SHARES

This Registration Statement on Form S-8 registers 300,000 additional shares of the common stock, par value $1.00 per share (the “Common Stock”), Courier Corporation (the “Company” or the “Registrant”) which may be acquired pursuant to the Registrant’s 1999 Employee Stock Purchase Plan, as amended (the “Plan”).  The securities subject to this Registration Statement are of the same class of the Registrant for which the Registrant previously filed Registration Statements on Form S-8 under the Securities Act of 1933, as amended.  Accordingly, the contents of the Registrant’s Registration Statement on Form S-8, File No. 333-71631, as filed with the Securities and Exchange Commission (the “Commission”) on February 2, 1999, is hereby incorporated by reference pursuant to General Instruction E to Form S-8.  After giving effect to this Registration Statement, an aggregate of 637,500 shares of the Registrant’s Common Stock have been registered for issuance pursuant to the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Chelmsford, in the Commonwealth of Massachusetts, on this 20th day of January, 2010.

COURIER CORPORATION
(Registrant)

By:	/s/ James F. Conway III
James F. Conway III
Chairman, President and Chief Executive Office

By:	/s/ Peter M. Folger
Peter M. Folger
Senior Vice President and Chief Financial Officer

By:	/s/ Kathleen M. Leon
Kathleen M. Leon
Vice President and Controller

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Courier Corporation, do hereby appoint James F. Conway III, Peter M. Folger and Kathleen M. Leon, and each of them severally, his true and lawful attorneys or attorney, to execute in his name, place and stead, in his capacity as director or officer, or both, as the case may be, this registration statement on Form S-8 and any and all amendments and post-effective amendments thereto, and all instruments necessary or incidental in connection therewith and to file the same with the Securities and Exchange Commission.  Each of said attorneys shall have the power to act hereunder with or without the other attorney and shall have the full power and authority to do and perform in the same name and on behalf of each of said directors or officers, or both, as the case may be, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as which each of said officers or directors, or both, as the case may be, might or could do in person, hereby ratifying and confirming all that said attorneys or attorney may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities below on the 20th day of January, 2010.

Signature	Title

/s/ James F. Conway III	Chairman, President and Chief Executive Officer
James F. Conway III

/s/ Peter M. Folger	Senior Vice President and Chief Financial Officer
Peter M. Folger

/s/ Kathleen M. Leon	Vice President and Controller
Kathleen M. Leon

/s/ Peter K. Markell	Director
Peter K. Markell

/s/ Paul Braverman	Director
Paul Braverman

/s/ Ronald L. Skates	Director
Ronald L. Skates

/s/ Kathleen Foley Curley	Director
Kathleen Foley Curley

/s/ Robert P. Story, Jr.	Director
Robert P. Story, Jr.

/s/ Edward J. Hoff	Director
Edward J. Hoff

/s/ W. Nicholas Thorndike	Director
W. Nicholas Thorndike

/s/ Arnold S. Lerner	Director
Arnold S. Lerner

/s/ Susan L. Wagner	Director
Susan L. Wagner

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

*5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered

10.1

Amendment No. 1 to Registrant’s 1999 Employee Stock Purchase Plan (filed as Exhibit A to the Registrant’s Definitive Proxy Statement, as filed with the Commission on December 4, 2009, and incorporated herein by reference)

*23.1	Consent of Deloitte & Touche LLP

*23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

*24.1	Power of Attorney (included as part of the signature page to this registration statement)

* Filed herewith.